News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, January 26, 2015 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months ended December 31, 2014.

The Company reported net income of $182,000 for the three months ended December 31, 2014, compared to net income of $133,000 for the three months ended December 31, 2013.

Basic and diluted earnings per share were $0.03 for the three months ended December 31, 2014, compared with basic and diluted earnings per share of $0.02 for the three months ended December 31, 2013.

“We are pleased to report a 37% increase in net income as we begin our fiscal year 2015. The Bank made further progress reducing its non-performing assets during the quarter, with the sale of seven other real estate owned properties totaling $3.8 million. In addition, we have entered into contracts to sell eight more properties totaling $945,000”, stated John Fitzgerald, President and Chief Executive Officer.  “We were able to eliminate the carrying costs associated with these assets and replace them with new loans to further improve our core earnings.”

“Despite the difficult interest rate environment of the past year, the Bank has been able to maintain its interest rate margin of 3.33% from one year earlier. We expect this trend to continue throughout the rest of our fiscal year.”

Results of Operations

Net income increased $49,000, or 36.8%, during the three-month period ended December 31, 2014 compared with the three-month period ended December 31, 2013 due to higher gains from the sales of loans. Gains from sales of loans increased $203,000 to $233,000 for the current quarter compared with $30,000 for the quarter ended December 31, 2013. Partially offsetting the higher gains were lower net interest and dividend income, higher provisions for loan loss and higher income tax expenses.

The Company’s net interest and dividend income decreased $57,000 to $4.0 million for the quarter ended December 31, 2014. The Company’s net interest margin remained 3.33% for the quarter ended December 31, 2014 compared to the quarter ended December 31, 2013.

The yield on the Company’s interest-earning assets fell 9 basis points to 4.01% for the three months ended December 31, 2014 from 4.10% for the three months ended December 31, 2013 primarily due to the lower overall interest rate environment. The cost of interest-bearing liabilities fell 10 basis points to 0.83% for the three months ended December 31, 2014 from 0.93% for the three months ended December 31, 2013. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

Interest and dividend income decreased $161,000 to $4.8 million for the three months ended December 31, 2014 from $5.0 million for the three months ended December 31, 2013. The decline was attributable to a lower yield on interest-earning assets, which declined 9 basis points to 4.01% for the quarter ended December 31, 2014, and a decline in the average balances of interest-earning assets, which decreased $5.7 million, or 1.2%, compared with the prior year period.

Interest expense decreased $104,000, or 11.2%, to $821,000 for the three months ended December 31, 2014 from $925,000 for the three months ended December 31, 2013. The average balance of interest-bearing liabilities decreased $1.5 million, or 0.4%, between the two periods, while the cost of such liabilities fell 10 basis points to 0.83% for the quarter ended December 31, 2014 compared with the prior year period.

The provision for loan losses was $420,000 for the three months ended December 31, 2014 compared to $359,000 for the three months ended December 31, 2013. Net charge-offs were $316,000 for the three months ended December 31, 2014 compared to $172,000 for the three months ended December 31, 2013.

During the three months ended December 31, 2014, the Bank reduced the carrying balance on six loans totaling $1.3 million by $353,000 to the appraised fair value of collateral, net of estimated disposition costs, securing the loans. These consisted of three residential mortgage loans, two commercial real estate loans and one consumer loan. In addition, the Company received a partial recovery of a loan previously charged-off totaling $37,000 during the quarter.

Non-interest income increased $192,000, or 51.9%, to $562,000 during the three months ended December 31, 2014 compared to $370,000 for the three months ended December 31, 2013. The increase in non-interest income was attributable to higher net gains on the sales of loans, which were $233,000 for the three months ended December 31, 2014 compared with $30,000 for the three months ended December 31, 2013. The Company sold four residential mortgage loans for a gain of $42,000 and the guaranteed portion of four SBA loans for a gain of $191,000

During the three months ended December 31, 2014, non-interest expenses decreased $8,000 to $3.88 million from $3.90 million for the three months ended December 31, 2013. Other real estate owned (“OREO”) expenses declined $75,000 and loan servicing expenses declined $57,000. Partially offsetting these declines was higher compensation and employee benefit expenses, which increased by $69,000 due to annual merit increases and higher other expenses, which increased $43,000.

The Company recorded tax expense of $74,000 on income of $256,000 for the three months ended December 31, 2014, compared to $41,000 on income of $174,000 for the three months ended December 31, 2013.

Balance Sheet Comparison

Total assets decreased $5.9 million, or 1.1%, to $524.6 million during the three months ended December 31, 2014. The quarterly decrease was attributable to lower interest-bearing deposits with banks, investments and OREO balances.

At December 31, 2014, investment securities totaled $56.5 million, reflecting a decrease of $4.5 million, or 7.4%, from September 30, 2014. In addition to monthly payments from mortgage-backed securities, the Bank sold three securities from its available-for-sale portfolio totaling $2.9 million for a gain of $30,000. Investment securities at December 31, 2014 consisted of $52.5 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $3.0 million in U.S. government-sponsored enterprise debt securities, and $951,000 in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Bank’s investment securities for the three months ended December 31, 2014.

Total loans receivable increased $3.7 million during the three months ended December 31, 2014 to $410.5 million and were comprised of $170.3 million (41.4%) in commercial real estate loans, $160.0 million (39.0%) in 1-4 family residential mortgage loans, $36.3 million (8.8%) in commercial business loans, $21.1 million (5.1%) in home equity lines of credit, $12.8 million (3.1%) in construction loans, and $10.0 million (2.6%) in other loans. Expansion of the portfolio during the quarter ended December 31, 2014 occurred primarily in home equity lines of credit, which increased $1.7 million, followed by commercial business loans, which increased $1.2 million.

Total non-performing loans increased by $798,000, or 8.2%, to $10.6 million at December 31, 2014 from $9.8 million at September 30, 2014. The ratio of non-performing loans to total loans was 2.6% at December 31, 2014 compared to 2.4% at September 30, 2014.

Included in the non-performing loan totals were 20 residential mortgage loans totaling $3.5 million, nine commercial loans totaling $4.2 million, two construction loans totaling $2.1 million, and nine home equity loans totaling $811,000.

The allowance for loan loss increased by $104,000 during the three months ended December 31, 2014 to $2,939,000. The increase during the quarter was attributable to the increase in non-performing loans and overall growth in the loan portfolio.

The allowance for loan losses as a percentage of non-performing loans decreased to 27.8% at December 31, 2014 from 29.0% at September 30, 2014. Our allowance for loan losses as a percentage of total loans increased to 0.72% at December 31, 2014 from 0.70% at September 30, 2014. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible continuation or deterioration of the current economic environment.

Other real estate owned decreased $2.3 million, or 13.0%, to $15.1 million during the quarter ended December 31, 2014. The decrease was due to the sale of seven properties totaling $3.8 million for a gain of $54,000. Offsetting the decrease in OREO was the foreclosure of property securing four non-performing loans totaling $1.3 million and improvements totaling $232,000. The loans were recorded as $1.5 million at September 30, 2014, written down $193,000 during the current quarter, and transferred to OREO with a carrying balance of $1.3 million. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market improves, selling the properties and completing partially completed homes for either rental or sale.

Total deposits decreased $2.8 million, or 0.6%, to $445.7 million during the three months ended December 31, 2014. The outflow in deposits occurred in certificates of deposit (including individual retirement accounts) which decreased $12.8 million, or 8.5%, to $137.1 million, non-interest checking accounts which decreased $759,000, or 0.9%, to $83.5 million, interest-bearing checking accounts which increased $611,000, or 1.3%, to $46.4 million, and money market accounts, which decreased $143,000, or 0.1%, to $102.0 million. Partially offsetting the decreases was an increase in savings accounts of $11.5 million, or 17.7%, to $76.7 million.

The Company held $6.5 million and $9.0 million in brokered certificates of deposit at December 31, 2014 and September 30, 2014, respectively.

Federal Home Loan Bank of New York advances and securities sold under agreements to repurchase decreased $2.7 million to $27.8 million at December 31, 2014 from $30.5 million at September 30, 2014.

The Company did not repurchase shares of its common stock during the three months ended December 31, 2014. Through December 31, 2014, the Company had repurchased 81,000 shares at an average price of $8.33 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,815,444.

The Company’s book value per share increased to $7.94 at December 31, 2014 from $7.90 at September 30, 2014. The increase was due to the Company’s results from operations.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	December 31,
	2014	2013

Income Statement Data:
Interest and dividend income	$4,812	$4,973
Interest expense	821	925
Net interest and dividend income	3,991	4,048
Provision for loan losses	420	359
Net interest and dividend income after
provision for loan losses	3,571	3,689
Non-interest income	562	370
Non-interest expense	3,877	3,885
Income before income tax expense	256	174
Income tax expense	74	41
Net income	$182	$133

Per Share Data:
Basic earnings per share	$0.03	$0.02
Diluted earnings per share	$0.03	$0.02
Book value per share, at period end	$7.94	$7.82

Selected Ratios (annualized):
Return on average assets	0.14%	0.10%
Return on average equity	1.58%	1.17%
Net interest margin	3.33%	3.33%

	December 31,	September 30,
	2014	2014
Balance Sheet Data:
Assets	$524,545	$530,430
Loans receivable	410,712	407,030
Allowance for loan losses	2,939	2,835
Investment securities - available for sale, at fair value	9,003	12,070
Investment securities - held to maturity, at cost	47,495	48,963
Deposits	445,842	448,451
Borrowings	27,751	30,500
Shareholders' Equity	46,184	45,932

Asset Quality Data:
Non-performing loans	$10,584	$9,785
Other real estate owned	15,084	17,342
Total non-performing assets	25,668	27,127
Allowance for loan losses to non-performing loans	27.77%	28.97%
Allowance for loan losses to total loans receivable	0.72%	0.70%
Non-performing loans to total loans receivable	2.58%	2.40%
Non-performing assets to total assets	4.89%	5.11%
Non-performing assets to total equity	55.58%	59.06%